UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G/A
(Amendment 2)

Under the Securities Exchange Act of 1934

CREDIT SUISSE GROUP AG

(Name of Issuer)

Shares par value CHF 0.04 per share*

(Title of Class of Securities)

225401108

(CUSIP Number)

December 31, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

■ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 225401108	SCHEDULE 13G	Page 2 of 11 Pages

1		NAME OF REPORTING PERSONS Olayan International Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 125,967,704
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 125,967,704
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,967,704
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.93%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 225401108	SCHEDULE 13G	Page 3 of 11 Pages

1		NAME OF REPORTING PERSONS Olayan Investments Company Establishment
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Liechtenstein
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 125,967,704
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 125,967,704
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,967,704
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.93%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 225401108	SCHEDULE 13G	Page 4 of 11 Pages

1		NAME OF REPORTING PERSONS Competrol Establishment
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Liechtenstein
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 125,967,704
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 125,967,704
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,967,704
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.93%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 225401108	SCHEDULE 13G	Page 5 of 11 Pages

1		NAME OF REPORTING PERSONS Crescent Luxembourg S.a.r.l.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 125,967,704
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 125,967,704
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,967,704
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.93%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 225401108	SCHEDULE 13G	Page 6 of 11 Pages

1		NAME OF REPORTING PERSONS Competrol Luxembourg S.a.r.l.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 125,967,704
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 125,967,704
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,967,704
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.93%
12		TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 225401108	SCHEDULE 13G	Page 7 of 11 Pages

1		NAME OF REPORTING PERSONS Crescent Holding GmbH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Austria
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 125,967,704
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 125,967,704
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,967,704
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.93%
12		TYPE OF REPORTING PERSON (See Instructions) OO

Item 1.
(a) Name of Issuer: Credit Suisse Group AG

(b) Address of Issuer’s Principal Executive Offices:

Paradeplatz 8
P.O. Box 1
CH 8070 Zurich, Switzerland

Item 2.
(a) Name of Person Filing, (b) Address of Principal Business Office or, if none, Residence, (c) Citizenship, (d) Title of Class of Securities, (e) CUSIP Number

(a)	(1)	Olayan International Limited (“OIL”)

(2)	Olayan Investments Company Establishment (“OICE”)

(3)	Competrol Establishment (“Competrol Establishment”)

(4)	Crescent Luxembourg S.a.r.l. (“CLS”)

(5)	Competrol Luxembourg S.a.r.l. (“Competrol Lux”)

(5)	Crescent Holding GmbH (“Crescent” and, together with OIL, OICE, Competrol Establishment, CLS and Competrol Lux, the “Reporting Persons”)

(b)	(1)	c/o Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, VG 1110 British Virgin Islands

(2)	c/o Fundationsanstalt Heiligkreuz 6, Vaduz, FL-9490 Liechtenstein

(3)	c/o Fundationsanstalt Heiligkreuz 6, Vaduz, FL-9490 Liechtenstein

(4)	25B Boulevard Royal, Luxembourg, L-2449, Luxembourg

(5)	25B Boulevard Royal, Luxembourg, L-2449, Luxembourg

(6)	Opernring 1/R/709, A-1010 Vienna, Austria

(c)	(1)	British Virgin Islands

(2)	Liechtenstein

(3)	Liechtenstein

(4)	Luxembourg

(5)	Luxembourg

(6)	Austria

(d)	Shares par value CHF 0.04 per share (the “Shares”)

(e)	CUSIP: 225401108

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	The responses of the Reporting Persons to Rows (9) through (10) of the cover pages of this Statement are incorporated herein by reference.

(b)	The responses of the Reporting Persons to Row (11) of the cover pages of this Statement are incorporated herein by reference.

(c)	The responses of the Reporting Persons to Rows (5) through (8) of the cover pages of this Statement are incorporated herein by reference.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of Shares beneficially owned by the Reporting Persons.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.  Crescent Holding GmbH, one of the Reporting Persons identified in Item 2 of this Statement, is the Reporting Person which acquired legal title to the Shares.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2018

OLAYAN INTERNATIONAL LIMITED

By:	/s/ Aziz Syriani
Name:	Aziz Syriani
Title:	Director

OLAYAN INVESTMENTS COMPANY ESTABLISHMENT

By:	/s/ Nadim Tabbara	/s/ Tawfiq Awwad
Name:	Nadim Tabbara	Tawfiq Awwad
Title:	Authorised Signatory	Authorised Signatory

COMPETROL ESTABLISHMENT

By:	/s/ Nadim Tabbara	/s/ Tawfiq Awwad
Name:	Nadim Tabbara	Tawfiq Awwad
Title:	Director	Director

CRESCENT LUXEMBOURG S.A.R.L.

By:	/s/ Nabil Moussallem	/s/ Eleni Kouletaki
Name:	Nabil Moussallem	Eleni Kouletaki
Title:	Manager A	Manager B

COMPETROL LUXEMBOURG S.A.R.L.

By:	/s/ Nabil Moussallem	/s/ Eleni Kouletaki
Name:	Nabil Moussallem	Eleni Kouletaki
Title:	Manager A	Manager B

CRESCENT HOLDING GMBH

By:	/s/ Nadim Tabbara	/s/ Tawfiq Awwad
Name:	Nadim Tabbara	Tawfiq Awwad
Title:	Managing Director	Managing Director